Exhibit 3.1

CERTIFICATE OF DESIGNATION

REALPHA TECH CORP.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of reAlpha Tech Corp., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to a unanimous written consent effective as of February 19, 2025, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.001 per share, which is designated as “Series A Convertible Preferred Stock,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation.

WHEREAS, the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock of the Corporation be, and hereby is authorized by the Board of Directors, (ii) the Board of Directors hereby designates 1,000,000 shares of the authorized but unissued Preferred Stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and (iii) the Board of Directors reserves the right from time to time to increase (but not in excess of the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares Series A Preferred Stock then outstanding) the number of shares that constitute the Series A Preferred Stock by further resolution adopted by the Board of Directors or a duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate of Designation (as defined below) within the limitations provided by law, this resolution and the Certificate of Incorporation.

RESOLVED FURTHER, that the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Series A Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series in this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”), as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in New York City are generally are open for use by customers on such day.

“Commencement Date” means, with respect to each share of Series A Preferred Stock, the issuance date of such share of Series A Preferred Stock.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Shares” means the shares of Common Stock issuable upon a Conversion in accordance with the terms hereof.

“Dividend Payment Date” shall mean a date that is sixty (60) calendar days after the end of each Dividend Period, provided that if any Dividend Payment Date is not a Business Day, then the Dividend Payment Date which would otherwise have been payable may be paid on the next succeeding Business Day, unless the Board of Directors designates an earlier date that is no earlier than the first day after the end of such Dividend Period, commencing with the Dividend Period in which the Commencement Date occurs, and no later than the earliest date of payment in respect of any Parity Securities or Junior Securities with respect to any such Dividend Period.

“Dividend Period(s)” means the yearly periods with respect to Preferred Dividends that shall commence on and include January 1 of each year (other than the initial Dividend Period, which shall commence on and include the Commencement Date), and shall end on and include the last calendar day of the yearly dividend period ending December 31.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a holder of shares of Series A Preferred Stock.

“Liquidation Amount” means, with respect to any share of Series A Preferred Stock, as of any date, an amount equal to the sum of (x) the Stated Value and (y) accrued but unpaid dividends, if any, on such share of Series A Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Dividends” shall have the meaning set forth in Section 3.

2. Designation, Amount, Par Value and Stated Value. The series of Preferred Stock shall be designated as the Series A Preferred Stock and the number of shares so designated shall be 1,000,000. Each share of Series A Preferred Stock shall have a par value of $0.001 per share and a stated value of $20 per share (the “Stated Value”).

3. Dividends.

(a) From the Commencement Date and until the date such share of Series A Preferred Stock has been converted, each share of Series A Preferred Stock outstanding shall accrue dividends, whether or not declared by the Board of Directors, on a daily basis, at a per annum rate of 3.0% on the amount of the Stated Value per share of Series A Preferred Stock (“Preferred Dividends”). Such Preferred Dividends shall be non-compounding and shall be payable, in the sole discretion of the Corporation and to the extent permitted by law, (i) in cash or (ii) in additional fully paid, duly authorized, validly issued and non-assessable shares of Series A Preferred Stock. The Preferred Dividends are payable on a yearly basis, in accordance with the Dividend Periods set forth herein, and, to the extent paid in cash, out of funds legally available for the payment of dividends to the Corporation’s stockholders under the DGCL. If and to the extent that the Board of Directors determines that there are insufficient funds legally available for the payment of Preferred Dividends to the Holders pursuant to the terms herein and, as a result, the Corporation elects not to pay all or any portion of the Preferred Dividend payable for a particular Dividend Period pursuant to this Section 3 on the applicable Dividend Payment Date, then the amount of the Preferred Dividend or any portion thereof that is not paid shall accrue and the Liquidation Amount would be increased by the amount of any such accrued but unpaid dividends. Preferred Dividends that are payable hereunder will be payable to holders of record as they appear at the close of business on the stock books of the Corporation (i) on the 15th calendar day preceding the Dividend Payment Date therefor, or (ii) with respect to any Preferred Dividends not paid on the scheduled Dividend Payment Date therefor, on such record date fixed by the Board of Directors, or a duly authorized committee thereof, that is not more than sixty (60) not less than ten (10) days prior to such date on which such accrued and unpaid Preferred Dividends are to be paid (each such record date, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day. The amount of Preferred Dividends payable on the Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

(b) Notwithstanding anything to the contrary herein, (i) if any shares of Series A Preferred Stock are converted into Conversion Shares in accordance with this Certificate of Designation on a Conversion Date (as defined below) during the period after the last day of a Dividend Period and prior to the close of business on the corresponding Dividend Record Date for such Dividend Period and the Corporation has not paid the entire amount of the Preferred Dividends payable for such corresponding Dividend Period, then the amount of the Preferred Dividends with respect to such shares of Series A Preferred Stock shall be added to the Liquidation Amount for purposes of such conversion, and (ii) if any shares of Series A Preferred Stock are converted into Conversion Shares in accordance with this Certificate of Designation on a Conversion Date during the period after the close of business on any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, then the amount of the Preferred Dividends with respect to such shares of Series A Preferred Stock (the “Residual Payments”), at the Corporation’s option, shall either (x) be paid in cash on or prior to the date of such conversion or (y) if not paid in cash, be added to the Liquidation Amount for purposes of such conversion. For the avoidance of doubt, such accrued dividends described in the immediately preceding sentence shall include, without limitation, dividends accruing from, and including, the last day of the most recently preceding Dividend Period to, but not including, the applicable Conversion Date.

4. Voting Rights.

4.1 On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), including for the election of members of the Board of Directors, each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible at the Conversion Price (as defined below) as of the record date for determining stockholders entitled to vote on such matter (it being agreed and understood that in so calculating the number of votes, the Beneficial Ownership Limitation (as defined below) shall be applied in accordance with Section 6.4). Except as provided by law, the other provisions of this Certificate of Designation or the Certificate of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis. Notwithstanding the foregoing, and unless otherwise required by applicable law, the Corporation when authorized by resolutions of its Board of Directors may amend or supplement its Certificate of Incorporation without the consent of any holder of Series A Preferred Stock or any holder of Common Stock to cure any ambiguity, defect or inconsistency in this Certificate of Designations that establishes the Series A Preferred Stock.

4.2 Any vote required or permitted under Section 4.1 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series A Preferred Stock, or as otherwise required by law.

5. Rank; Liquidation.

5.1 The Series A Preferred Stock shall rank (i) senior to all of the Common Stock, (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series A Preferred Stock (the “Junior Securities”), (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock (the “Parity Securities”), and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series A Preferred Stock (the “Senior Securities”), in each case, as to distributions of assets upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”).

5.2 Subject to the superior rights of the holders of any Senior Securities, upon any Liquidation, each Holder shall be entitled to: (i) receive, in preference to any distributions of any of the assets, whether capital or surplus, of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, (a) any Residual Payments and (b) the Liquidation Amount with respect to such shares of Series A Preferred Stock, in each case, before any payments shall be made or any assets distributed to holders of any class of Common Stock or Junior Securities; and (ii) participate pari passu with the holders of Common Stock (on an as-converted to Common Stock basis and disregarding for such purpose any Beneficial Ownership Limitation) in the remaining distribution of the net assets of the Corporation available for distribution. If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holder the amount required under clause (i) of the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holder and Parity Securities. For the avoidance of any doubt, a Fundamental Transaction (as defined below) shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

6. Conversion.

6.1 Conversion at Option of the Holder. Each share of Series A Preferred Stock shall be convertible, at any time during the period beginning on the date of issuance of such Series A Preferred Stock (each such date, an “Issuance Date”) and ending on the date which is three (3) years following the Issuance Date (the “Conversion Period”), in accordance with Section 6.5, at the option of the holder thereof, into a number of Conversion Shares equal to the Liquidation Amount of such share of Series A Preferred Stock divided by the Conversion Price, subject to the Beneficial Ownership Limitation (an “Optional Conversion”). Holders shall effect an Optional Conversion by providing the Corporation, in accordance with Section 11, with the form of conversion notice attached hereto as Annex A (the “Notice of Optional Conversion”), duly completed and executed. The “Optional Conversion Date,” or the date on which an Optional Conversion shall be deemed effective, shall be the Business Day that the Notice of Optional Conversion, completed and executed, is delivered to the Corporation in accordance with Section 11; provided that, the original certificate(s) (if any) representing such shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Optional Conversion, are received by the Corporation within two (2) Business Days thereafter. In all other cases, the Optional Conversion Date shall be defined as the Business Day on which the original certificate(s) (if any) representing such shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Optional Conversion, are received by the Corporation in accordance with Section 11.

6.2 Automatic Conversion. On the Business Day after the expiration of the Conversion Period (the “Automatic Conversion Date,” and each Optional Conversion Date or Automatic Conversion Date, a “Conversion Date”), in accordance with Section 6.5, each share of Series A Preferred Stock then outstanding shall automatically convert (without any further action by the Holder and whether or not the certificates representing the Series A Preferred Stock are surrendered) into a number of Conversion Shares equal to the Liquidation Amount of such shares of Series A Preferred Stock divided by the Conversion Price, subject to the Beneficial Ownership Limitation (an “Automatic Conversion,” and each Automatic Conversion or Optional Conversion, a “Conversion”). The Corporation shall provide the Holder with written notice (the “Notice of Automatic Conversion,” and each Notice of Optional Conversion or Notice of Automatic Conversion, a “Notice of Conversion”) of an Automatic Conversion under this Section 6.2 within five (5) Business Days before the Automatic Conversion Date, which notice shall specify the number of the Holders’ shares of Series A Preferred Stock that are being converted in accordance with this Section 6.2, the amount of Conversion Shares to be issued pursuant to such Automatic Conversion and the Automatic Conversion Date to which it relates. Notwithstanding the foregoing, any Notice of Automatic Conversion delivered by the Corporation under this Section 6.2 in accordance with Section 11 shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Holder actually receives such Notice of Automatic Conversion, and neither the failure of a Holder to actually receive such Notice of Automatic Conversion given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the applicable Automatic Conversion.

6.3 Conversion Price. The “Conversion Price” for the Series A Preferred Stock shall equal $20 per share, subject to adjustments provided herein.

6.4 Beneficial Ownership Limitation. Except as provided herein, the Corporation shall not effect any Conversion to the extent that, after giving effect to an attempted Conversion set forth on an applicable Notice of Conversion, such Holder (together with any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon the Conversion subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 6.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 6.4, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within five (5) Business Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be set at the discretion of the Holder between 4.99% and 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion (to the extent permitted pursuant to this Section 6.4). The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Optional Conversion and Mandatory Conversion Determination (as defined below) regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, a Holder may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 19.99% specified in such written notice; provided, however, that (i) any such increase or decrease will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such Holder sending such notice and not to any other Holder. Upon such a change by a Holder of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6.4. Notwithstanding the foregoing, at any time following notice of a Fundamental Transaction, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation. To the extent that the Beneficial Ownership Limitation limits the number of Conversion Shares a Holder is able to receive in a Conversion, such Holder shall no less than five (5) Business Days, and no more than ten (10) Business Days, prior to the applicable Conversion Date, provide the Corporation with a written determination (a “Mandatory Conversion Determination”), delivered in accordance with Section 11, of whether such Holder’s applicable shares of Series A Preferred Stock are convertible (in relation to other securities owned by such Holder together with any Attribution Parties) in such Conversion and of how many shares of Series A Preferred Stock are convertible in such Conversion, which shall be deemed to be such Holder’s determination of the maximum number of shares of Series A Preferred Stock that may be converted in such Conversion due to the Beneficial Ownership Limitation. The portion of the shares of Common Stock issuable upon such Conversion that would cause such Holder to exceed the Beneficial Ownership Limitation shall be held by the Corporation in abeyance for the benefit of such Holder (which shall not give the Holder any power to vote or dispose of such shares) until such time, if ever, as such Holder’s beneficial ownership thereof would not result in such Holder exceeding the Beneficial Ownership Limitation. Each Holder agrees that such Holder will be deemed to represent and warrant to the Corporation each time it delivers a Mandatory Conversion Determination that the information in such Mandatory Conversion Determination is true and accurate and the Corporation shall have no obligation to verify or confirm the accuracy of such information.

6.5 Mechanics of Conversion.

6.5.1 Delivery of Certificate or Electronic Issuance. Not later than five (5) Business Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s) for the Conversion Shares, ten (10) Business Days after receipt by the Corporation of the original certificate(s) representing such shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, the Corporation shall: (a) in the event that the Holder has so requested, deliver, or cause to be delivered, to the converting Holder physical certificate(s) representing the number of Conversion Shares being acquired upon the Conversion, or (b) otherwise issue, or cause to be issued, and deliver to such Holder documentation of the book-entry for the number of Conversion Shares being acquired upon the Conversion. In each case, it is understood and agreed that the Conversion Shares issuable upon any Conversion will be restricted securities and shall bear the restrictive legend set forth in Section 13.

6.5.2 Shares Issuable Upon Conversion. The Corporation covenants that all shares of Common Stock that shall be issuable upon a Conversion shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

6.5.3 Fractional Shares. No fractional shares of Common Stock shall be issued upon a Conversion. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall, at its sole discretion, either pay cash equal to such fraction multiplied by the Conversion Price or round up to the next whole share of Common Stock. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

6.5.4 Transfer Taxes. The issuance of certificates for shares of the Common Stock upon a Conversion shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

6.6 Status as Stockholder. Upon each Conversion Date, (i) the shares of Series A Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.

7. Certain Adjustments.

7.1 Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

7.2 Fundamental Transaction. If, at any time while this Series A Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7.1 above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series A Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.2 and insuring that this Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

7.3 Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

8. Redemption. The shares of Series A Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.

9. Transfer. A Holder may transfer such shares of Series A Preferred Stock in whole, or in part, together with the accompanying rights set forth herein, held by such holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series A Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9.

10. Series A Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series A Preferred Stock, in which the Corporation shall record (i) the name, address and electronic mail address of each holder in whose name the shares of Series A Preferred Stock have been issued and (ii) the name, address and electronic mail address of each transferee of any shares of Series A Preferred Stock. The Corporation may treat the person in whose name any share of Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series A Preferred Stock or his, her or its legal representatives.

11. Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Mandatory Conversion Determination, shall be in writing and delivered personally, by facsimile or electronic mail, or sent by a U.S. nationally recognized overnight courier service, addressed to the Corporation, at 6515 Longshore Loop, Suite 100, Dublin, OH 43017, Attention: Chief Operating Officer, electronic mail address of investorrelations@realpha.com or such other electronic mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, electronic mail or sent by a U.S. nationally recognized overnight courier service addressed to each Holder at the facsimile number, electronic mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, electronic mail address or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered electronically prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered electronically on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

12. Book-Entry; Certificates. All shares of Series A Preferred Stock will be issued in book-entry form; provided that, if a Holder requests physical certificate(s) for such Holder’s shares of Series A Preferred Stock, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of Series A Preferred Stock. To the extent that any shares of Series A Preferred Stock and Conversion Shares are issued in book-entry form, references herein to “certificates” or “physical certificate(s)” shall instead refer to the book-entry notation relating to such shares.

13. Restrictive Legend. Any certificates or book-entry documentation representing shares of Series A Preferred Stock and Conversion Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such certificates):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

14. Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

15. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

16. Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted or redeemed by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

17. Fractional Shares of Series A Preferred Stock. Shares of Series A Preferred Stock may be issued in fractions of a share that entitle the Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of Holders.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, reAlpha Tech Corp. has caused this Certificate of Designation to be duly executed by its Chief Executive Officer on February 20, 2025.

REALPHA TECH CORP.

By:	/s/ Giri Devanur
Name:	Giri Devanur
Title:	Chief Executive Officer

ANNEX A

NOTICE OF OPTIONAL CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER

IN ORDER TO CONVERT SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Preferred Stock indicated below, [represented by stock certificate No(s).]/[represented in book-entry form] into shares of Common Stock of reAlpha Tech Corp., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Delaware Secretary of State on February 20, 2025.

Conversion Calculations:

Date to Effect Conversion:

Number of shares of Series A Preferred Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates (if applicable):

10